Exhibit 99.1

Press Contacts:	Ernie Knewitz	Amy Jo Meyer
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Investor Contacts:	Louise Mehrotra
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For Immediate Release

CEO and Director of Huntsman Cancer Institute Dr. Mary Beckerle Joins
Johnson & Johnson Board of Directors
New Brunswick, N.J. (June 9, 2015) - Johnson & Johnson (NYSE:JNJ) announced today that its Board of Directors has appointed Mary Beckerle, Ph.D., Chief Executive Officer and Director of Huntsman Cancer Institute at the University of Utah, as a Director of Johnson & Johnson. Dr. Beckerle will serve on the Board’s Science, Technology & Sustainability Committee.
Dr. Beckerle has served as CEO and Director of Huntsman Cancer Institute since 2006, and she was appointed in 2009 to an additional key health sciences leadership role as Associate Vice President for Cancer Affairs at the University of Utah. She joined the faculty of the University of Utah in 1986, and is a distinguished professor of biology and oncological sciences, holding the Ralph E. and Willia T. Main Presidential Professorship.
“Dr. Beckerle’s expertise in scientific research and organizational management in the health care arena will be invaluable as a member of our Board of Directors,” said Alex Gorsky, Chairman and CEO of Johnson & Johnson. “Her commitment to the needs of patients is directly aligned with Our Credo and mission, and she is a welcome addition to the Johnson & Johnson Board.”
As an active participant in national and international scientific affairs, Dr. Beckerle has served on the NIH Advisory Committee to the Director and as the Chair of the American Cancer Society Council for Extramural Grants. She currently serves on the Scientific Review Board of the Howard Hughes Medical Institute and the Scientific Advisory Boards of the National Center for Biological Sciences at the Tata Institute of Fundamental Research in India and the Mechanobiology Institute in Singapore. Dr. Beckerle is also currently on the Board of Directors of the American Association for Cancer Research, the Coalition for Life Sciences and the Huntsman Corporation.
Dr. Beckerle held a Guggenheim Fellowship at the Curie Institute in Paris, received the Utah Governor’s Medal for Science and Technology in 2001, the Sword of Hope Award from the American Cancer Society in 2004 and is an elected Fellow of the American Academy of Arts and Sciences.
About Johnson & Johnson
Caring for the world, one person at a time inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 127,000 employees at more than 265 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

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